Ernst & Young LLP 155 North Wacker Drive Chicago, IL 60606-1787	Tel: +1 312 879 2000 Fax: +1 312 879 4000 ey.com

March 15, 2017

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of Form 8-K, dated March 15, 2017 of the Managed Duration Investment Grade Municipal Fund and are in agreement with the statements contained in the second paragraph. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,